Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: T. Kay Hastings

Senior Vice President – Human Resources

281-491-9181

Imperial Sugar Downsizes Corporate Staff

SUGAR LAND, TEXAS – December 8, 2005 – Imperial Sugar Company (NASDAQ: IPSU) announced today downsizing of its corporate headquarters’ staff resulting from changes in its operating activities attributable to the recent sale of its Holly Sugar subsidiary. This action, along with reductions accomplished through attrition over the last several months, results in the elimination of approximately 40 positions or 20% of the corporate headquarters’ staff.

Among those individuals who will be leaving the Company are Paul Durlacher, presently executive vice president and chief operating officer, and Art Saxby, vice president – marketing. In addition, the Company announced that Paul Baris, 40, currently director – supply chain logistics, has been appointed a vice president, responsible for the Company’s production planning, transportation and warehousing operations.

Commenting on these actions, Robert A. Peiser, Imperial’s president and ceo, said: “I want to thank all of the associates who will be leaving the Company for their dedicated service and accomplishments and wish them the best of success in their future endeavors. It is an unfortunate part of any company’s life cycle that requires an adjustment in the size of its corporate staff to reflect the economic realities that result from changes in its business structure, but that is certainly the case with Imperial.”

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. With packaging and refining facilities across the U.S., the Company markets products nationally under the Imperial®, Dixie Crystals®, and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future energy costs, future operating results, operating efficiencies, future government and legislative action, future cost savings, future benefit costs, our liquidity and ability to finance our operations and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, energy costs, the effect of weather and economic conditions, farm and trade policy, our ability to realize planned cost savings, the available supply of sugar, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.